Exhibit 3.1

ARTICLES OF AMENDMENT

OF

UNITED REFINING COMPANY

In compliance with the requirements of 15 Pa. C.S. § 1911 et. seq. (relating to amendment of articles of incorporation), the undersigned business corporation, UNITED REFINING COMPANY, desiring to amend and restate its Articles of Incorporation, hereby certifies that:

1.	The name of the corporation is UNITED REFINING COMPANY (the “Corporation”).

2.	The address of this corporation’s current registered office in this Commonwealth is 15 Bradley Street, Warren, Pennsylvania 16365.

3.	The Corporation was formed under the Pennsylvania Business Corporation Act.

4.	The date of its incorporation is December 22, 1980 under the name “Coral Acquisitions, Inc.”. Articles of Amendment were filed in the office of the Secretary of the Commonwealth on February 20, 1981 and were subsequently amended on October 2, 1981.

5.	These Articles of Amendment shall be effective upon filings these Articles of Amendment in the Department of State.

6.	These Articles of Amendment were adopted by the shareholders pursuant to 15 Pa.C.S. § 1914(a) and (b).

7.	The Amended and Restated Articles of Incorporation adopted by the Corporation, are set forth in full in Exhibit A attached hereto and made a part hereof.

8.	The Amended and Restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 26th day of July, 2013.

UNITED REFINING COMPANY

By:	/s/ John A. Catsimatidis
Name: John A. Catsimatidis
Title: Chairman and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

UNITED REFINING COMPANY

ARTICLE ONE: The name of the corporation is United Refining Company (the “Corporation”).

ARTICLE TWO: The location and post office address of its registered office is 15 Bradley Street, Warren, Pennsylvania 16365.

ARTICLE THREE: The Corporation is formed under the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose of engaging in and doing any lawful act concerning any or all lawful businesses for which corporations may be incorporated under 15 Pa. § 1204.

ARTICLE FOUR: The term for which the Corporation is to exist is perpetual.

ARTICLE FIVE: The total number of shares which the Corporation shall have the authority to issue is 50,100, of which 100 shares shall be common stock, par value of $0.10 per share, and 50,000 shares of preferred stock, issuable in one or more series.

A description of each such class of shares and a statement of the preferences, qualifications, limitations, restrictions and the special or relative rights and preferences granted to or imposed upon the shares of each such class are as follows:

SECTION I. PREFERRED STOCK

The preferred stock may be divided into and issued in series. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any and all of the shares of the preferred stock into series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the designation and the relative rights and preferences of the series so established, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, which designations, rights and preferences may vary between different series at the discretion of the Board of Directors.

DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE 6.00% FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

There is hereby created out of the shares of the preferred stock of the Corporation, 6.00% Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share (the “Series A Preferred Stock”), which shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

Designation; Number of Shares; Rank. Each share of Series A Preferred Stock shall have a stated value of $10,000 (the “Stated Value”). The maximum number of shares of Series A Preferred Stock shall be Twenty Five Thousand (25,000) shares, which number the Board of Directors may decrease (but not below the number of shares of the series then outstanding). The Series A Preferred Stock, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank (i) senior to the Corporation’s common stock, par value $0.10 per share (the “Common Stock”), (ii) senior to all other classes and series of equity securities other than preferred stock of the Corporation which by their terms do not rank senior to the Series A Preferred Stock ((i) and (ii) are herein collectively referred to as “Junior Stock”)), (iii) on parity with any other series of the Corporation’s preferred stock the Corporation may issue which by its terms does not expressly provide that it ranks junior to the Series A Preferred Stock. The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Series A Preferred Stock Subscription Agreement (the “Subscription Agreement”) between the Corporation and the initial Holder of the Series A Preferred Stock.

Standard Definitions. As used herein with respect to the Series A Preferred Stock:

“Agent Members” shall have the meaning set forth in Paragraph 18(b).

“Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

“Common Stock” shall have the meaning set forth in Paragraph 1.

“Credit Facility” shall have the meaning set forth in Paragraph 3(c)(ii).

“Deemed Liquidation Event” shall have the meaning set forth in Paragraph 4(b).

“Depositary” shall have the meaning set forth in Paragraph 18(a).

“Dividend Payment Date” means January 31, April 30, July 31 and October 31 of each year commencing on October 31, 2013.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the Initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the Dividend Payment Date occurring on October 31, 2013.

“Dividend Rate” shall have the meaning set forth in Paragraph 3(a).

“Global Preferred Shares” shall have the meaning set forth in Paragraph 18(a).

“Holder” shall have the meaning set forth in Paragraph 3(a).

“Initial Dividend Period” means the Dividend Period from the Initial Issue Date to the Dividend Payment Date occurring on October 31, 2013.

“Initial Issue Date” means July 26, 2013, the original issue date of the Series A Preferred Stock.

“Junior Stock” shall have the meaning set forth in Paragraph 1.

“Liquidation Preference Amount” shall have the meaning set forth in Paragraph 4(a).

“Nonpayment” shall have the meaning set forth in Paragraph 5(b)(i).

“Nonpayment Remedy” shall have the meaning set forth in Paragraph 5(b)(iii).

“Notice” shall have the meaning set forth in Paragraph 13.

“Parity Stock” means any class or series of capital stock of the Corporation that rank pari passu with the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation.

“Preferred Stock Directors” shall have the meaning set forth in Paragraph 5(b)(i).

“Record Date” means, with respect to any Dividend Payment Date, the twentieth (20th) day that is a Business Day immediately preceding the applicable Dividend Payment Date.

“Redemption Event” shall have the meaning set forth in Paragraph 7(a).

“Redemption Notice” shall have the meaning set forth in Paragraph 7(b).

“Redemption Payment Date” shall have the meaning set forth in Paragraph 7(b).

“Redemption Price” shall have the meaning set forth in Paragraph 7(a).

“Senior Notes” shall mean the 10.500% First Priority Senior Secured Notes Due 2018 of the Corporation.

“Senior Note Indenture” shall have the meaning set forth in Paragraph 3(c)(ii).

“Series A Preferred Stock” shall have the meaning set forth in the preambles hereto.

“Stated Value” shall have the meaning set forth in Paragraph 1.

“Subscription Agreement” shall have the meaning set forth in Paragraph 1.

“Voting Preferred Stock” means any class or series of preferred stock of the Corporation, other than the Series A Preferred Stock, upon which voting rights for the election of directors following the failure of the Corporation to pay dividends have been conferred and are exercisable.

Dividends.

Rate. Commencing on the Initial Issue Date, the holders of record of shares of Series A Preferred Stock (each a “Holder”) shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefore, cumulative dividends at the rate of six percent (6%) of the Stated Value per share per annum (the “Dividend Rate”), compounded annually. Declared dividends shall be payable quarterly. Dividends on the Series A Preferred Stock shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not there have been funds legally available for the payment of such dividends. Declared dividends shall be payable on the relevant Dividend Payment Date to Holders on the immediately preceding Record Date. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of dividends payable on each Series A Preferred Stock share for each full Dividend Period (after the Initial Dividend Period) shall be computed by dividing the Dividend Rate by four. Dividends payable on the Series A Preferred Stock for the Initial Dividend Period and any partial Dividend Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day moths). Accumulated dividends shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date.

Priority of Dividends. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries (nor shall any monies be paid to or be made available for a sinking fund for the redemption of any such securities by the Corporation) unless all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum or number of Series A Preferred Stock have been set apart for the payment of such dividends upon, all outstanding Series A Preferred Stock shares. The foregoing limitations shall not apply to (i) dividends or distributions payable in additional shares of Junior Stock; (ii) any dividends or distributions of rights in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iii) redemptions, purchases or other acquisitions of Junior Stock as a result of a reclassification of Junior Stock for or into another share of Junior Stock; (iv) redemptions, purchases or other acquisitions of Junior Stock as a result of the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock; (v) redemptions, purchases or other acquisitions of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock; (vi) redemptions, purchases or other acquisitions of Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business; (vii) redemptions, purchases or other acquisitions of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the preceding Dividend Period, including pursuant to a contractually binding stock repurchase plan; or (viii) the deemed purchase or acquisition of fractional interests in Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.

So long as any shares of Series A Preferred Stock are outstanding, no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries (nor shall any monies be paid to or be made available for a sinking fund for the redemption of any such securities by the Corporation) unless all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum or number of Series A Preferred Stock have been set apart for the payment of such dividends upon, all outstanding Series A Preferred Stock shares. The foregoing limitations shall not apply to (i) redemptions, purchases or other acquisitions of Parity Stock pursuant to offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and the Parity Stock; (ii) redemptions, purchases or other acquisitions of Parity Stock as a result of the exchange or conversion of one share of Parity Stock for one share of Junior Stock; (iii) redemptions, purchases or other acquisitions of Parity Stock as a result of a reclassification of Parity Stock for or into other Parity Stock; (iv) redemptions, purchases or other acquisitions of Parity Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock; (v) redemptions, purchases or other acquisitions of Parity Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business; or (vi) the deemed purchase or acquisition of fractional interests in Parity Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.

When dividends on Series A Preferred Stock have not been paid in full on any Dividend Payment Date or declared and a sum or number of Series A Preferred Stock sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the Series A Preferred Stock such that the respective amounts of such dividends declared on the Series A Preferred Stock and each such other class or series of Parity Stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the Series A Preferred Stock and such other class or series of Parity Stock bear to each other; provided, however, any unpaid dividends will continue to accumulate.

Method of Payment of Dividends.

Any declared dividend (or any portion of any declared dividend) on the Series A Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period, shall be payable in cash, except to the extent the Corporation elects pursuant to Paragraph 3(c)(ii) below, by delivery of additional shares of Series A Preferred Stock or by delivery of any combination of cash and Series A Preferred Stock.

In the event that pursuant to applicable law or contract, including but not limited to the Indenture, dated March 8, 2011, relating to the Senior Notes (the “Senior Note Indenture”) and the Amended and Restated Credit Agreement, dated May 18, 2011 (as amended, the “Credit Facility”), the Corporation is prohibited or restricted from paying in cash the full dividend to which the Holders are entitled, the cash portion of the dividend available pursuant to applicable law or contract, including but not limited to the Senior Note Indenture and the Credit Facility, if any, shall be distributed among the Holders ratably in proportion to the full amounts to which they would otherwise be entitled. Any remaining amount due to Holders shall be accrued and payable in cash or, at the option of the Corporation, in shares of Series A Preferred Stock. The number of shares of Series A Preferred Stock to be paid as dividends shall be determined by using the Stated Value of the Series A Preferred Stock. The amount of cash to be distributed pursuant to this Paragraph 3(c) shall, in each case, be adjusted by rounding down to the nearest whole cent. Dividends on the Series A Preferred Stock shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

Liquidation; Dissolution or Winding Up.

In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to one hundred percent (100%) of the Stated Value per share of the Series A Preferred Stock plus any accrued and unpaid dividends, whether or not declared (the “Liquidation Preference Amount”), before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference Amount and any liquidation preference due to any class or series of Parity Stock after satisfaction of all liabilities to creditors and holders of securities ranking senior to the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the Parity Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Paragraph 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the Holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each Holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such Holder is entitled as provided herein. After payment of the full Liquidation Preference Amount, such Holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Corporation.

A consolidation or merger of the Corporation, other than one in which stockholders of the Corporation own a majority of the voting power of the outstanding shares of the surviving or acquiring corporation, a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation or the occurrence of a Change in Control (as such term is defined in the Senior Notes Indenture), shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Paragraph 3 (a “Deemed Liquidation Event”).

Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the

Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than thirty (30) days prior to the payment date stated therein, to the Holders of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

Voting Rights.

General. Holders of the Series A Preferred Stock shall not have any voting rights except as set forth in this Paragraph 5 or as otherwise from time to time required by the laws of the Commonwealth of Pennsylvania.

Right to Elect Two Directors Upon Nonpayment.

Whenever dividends on any Series A Preferred Stock have not been paid in the aggregate amount for six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the Holders, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, shall be entitled at the Corporation’s next special or annual meeting of shareholders to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”) with the remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. If the election of any such Preferred Stock Directors will cause the Corporation to violate the corporate governance requirements of any exchange or automated quotation system on which the Corporation’s securities may be listed or quoted, the Corporation shall take such action as is necessary to ensure compliance with such requirements. In the event of a Nonpayment, the number of directors then constituting the Board of Directors shall be increased by two and the new directors shall be elected at a special meeting of Holders of Series A Preferred Stock and of any other series of Voting Preferred Stock called by the Chairman of the Board of Directors of the Corporation. If a special meeting is not called by the Chairman of the Board of Directors within 20 days after such voting rights have vested, the Holders of at least 10% of the Series A Preferred Stock and of any other series of Voting Preferred Stock may call such meeting at the Corporation’s expense. At each subsequent annual meeting, so long as the Holders continue to have such voting rights, the Holders of 20% of the outstanding Series A Preferred Stock and of other outstanding Voting Preferred Stock shall constitute a quorum unless applicable Pennsylvania law requires a quorum consisting of the Holders of one-third of the outstanding Series A Preferred Stock and other series of Voting Preferred Stock, in which case one-third of the outstanding Series A Preferred Stock and other series of Voting Preferred Stock shall constitute the applicable quorum. Whether a plurality, majority or other portion of the Series A Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective Stated Value of the Series A Preferred Stock and such other Voting Preferred Stock.

Any request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by notice, signed by the requisite Holders of Series A Preferred Stock and Voting Preferred Stock then outstanding, and delivered to the Corporation in such manner as provided for in Paragraph 13 below, or as may be required by law.

If and when all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full, or declared and a sum (which may include additional shares of Series A Preferred Stock) sufficient for such payment shall have been set aside (a “Nonpayment Remedy”), the Holders of the Series A Preferred Stock and holders of the any other Voting Preferred Stock shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the Holders and holders of all other Voting Preferred Stock shall have terminated, each Preferred Stock Director shall be deemed to have resigned at such time, the term of office of each Preferred Stock Director so elected shall terminate at such time and the number of directors on the Board of Directors shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time with or without cause by the Holders of a majority of the Series A Preferred Stock and any other Voting Preferred Stock voting with respect to such removal (voting together as a single class), when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there has not been a Nonpayment Remedy or a Preferred Stock Director has been removed from office pursuant to this Paragraph 5(b)(iv), any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the Holders of a majority of the outstanding shares of Series A Preferred Stock and any other Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. If the filling of such vacancy will cause the Corporation to violate the corporate governance requirements of any exchange or automated quotation system on which the Corporation’s securities may be listed or quoted, the Corporation shall take such action as is necessary to ensure compliance with such requirements. Any such vote of shareholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preferred Stock Directors after a Nonpayment. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of shareholders or by the written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the shareholders if such office is not earlier terminated or such Preferred Stock Director is not removed from such office earlier, in each case as provided above.

Other Voting Rights. So long as any Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Certificate of Incorporation, the affirmative vote of the Holders of at least two-thirds of the Series A Preferred Stock and all other Voting Preferred Stock (subject to the last paragraph of this Paragraph 5(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, shall be necessary in order to amend the Amended and Restated Articles of Incorporation to, or to take any action to, effect or validate any of the following:

authorize the issuance of preferred stock or share of any other class ranking as to dividends or the distribution of the assets of the Corporation upon liquidation, dissolution or winding-up of the Corporation senior to the Series A Preferred Stock; or

change the designations, preferences, limitations, voting or other relevant rights of the Series A Preferred Stock so as to adversely affect the voting power, preferences or special rights of the Holders of the Series A Preferred Stock.

If any amendment or change in the Certificate of Incorporation would affect one or more but not all series of Voting Preferred Stock (which term shall include the Series A Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all series of Voting Preferred Stock voting together.

Procedures for Voting, Nominations and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the nomination of candidate to serve as a Preferred Stock Director, the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspects or matter with regard to such a meeting, nominations or such consents, shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Amended and Restated Articles of Incorporation and Bylaws of the Corporation, applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock are listed or traded at the time.

No Preemptive Rights. No Holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

Redemption.

Redemption. The Series A Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option (a “Redemption Event”), redeem shares of Series A Preferred Stock, as a whole or in part, from time to time, on any Dividend Repayment Date on or after July 26, 2023 at a price of $10,000 per share, plus any accrued and unpaid dividends up to, but not including, the date fixed for redemption (the “Redemption Price”), upon not less than twenty (20) days’ notice establishing the record date for Redemption Event (the “Record Date Notice Period”). In no event will the Holders have the right to require the redemption or purchase by the Corporation of the Series A Preferred Stock.

Mechanics of Redemption. Upon the occurrence of a Redemption Event and following the expiration of the Record Date Notice Period, the Corporation shall immediately send a notice (a “Redemption Notice”) to each Holder of Series A Preferred Stock. The Corporation shall deliver the Redemption Price to each Holder of Series A Preferred Stock within 30 Business Days following the date of the Redemption Notice (the “Redemption Payment Date”). Following the date of the Redemption Notice, the Series A Preferred Stock shall represent only the right to receive the Redemption Price. If the Corporation shall fail to pay the Redemption Price on the Redemption Payment Date, the Series A Preferred Stock shall accrue on a daily basis dividends at the rate indicated in Paragraph 3(a) hereof, and such additional dividends shall become part of the Redemption Price, until such date as the Redemption Price is paid in full.

Resale Modifications. If at any time Holders of a majority of the Series A Preferred Stock outstanding propose to sell all or a portion of their shares, such Holders may cause to become effective modifications to the terms of the Series A Preferred Stock as may be necessary or advisable in order to facilitate the sale of the Preferred Stock; provided, however, that no such modification shall (i) increase the Dividend Rate on the Series A Preferred Stock; (ii) impose mandatory redemption provisions with respect to the Series A Preferred Stock; (iii) increase the Liquidation Preference Amount of the Series A Preferred Stock; (iv) cause the Series A Preferred Stock to be convertible into, or exchangeable for, other securities of the Corporation; (v) increase the voting rights of the Series A Preferred Stock; or (vi) impose any restrictions on the Corporation that could materially and adversely affect the operations of its business in the reasonable judgment of the Board of Directors.

Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date in accordance with Paragraph 17 below.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under the Amended and Restated Certificate of Incorporation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of the Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13. Notice. Each of the Corporation and a Holder of Series A Preferred Stock shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Certificate of Designation (each, a “Notice”) in writing and addressed to the other party at its address set forth on the signature page of the Subscription Agreement (or to such other address that the receiving party may designate from time to time in accordance with this paragraph). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective on the day such Notice is given only if the party giving the Notice has complied with the requirements of this Paragraph 13. Notwithstanding the foregoing, if the Series A Preferred Stock are represented by Global Preferred Shares, such notices may also be given to the Holders in any manner permitted by Depository Trust Company or any similar facility used for the settlement of transactions in the Series A Preferred Stock.

14. Transfer Agent and Registrar. The Corporation may, in its sole discretion, appoint a Transfer Agent and Registrar (the “Transfer Agent”). The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided, however, that if the Corporation removes the Transfer Agent, the Corporation shall appoint a successor transfer agent and registrar, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to all Holders.

15. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent, if any, may deem and treat the Holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes.

16. Stock Certificates.

Series A Preferred Stock shall initially be represented by stock certificates substantially in the form approved by the Board of Directors, which shall be signed by two authorized officers of the Corporation, in accordance with the Bylaws and applicable law, by manual or facsimile signature. If a Transfer Agent has been appointed by the Corporation, a stock certificate representing Series A Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent. Each stock certificate representing shares of Series A Preferred Stock shall be dated the date of its countersignature.

The Corporation may at its option issue shares of Series A Preferred Stock without certificates under the circumstances specified in Paragraph 18(d).

17. Replacement Certificates.

(a) If physical certificates are issued, and any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent Stated Value of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent, if any.

(b) The Corporation is not required to issue any certificate representing the Series A Preferred Stock on or after the Redemption Payment Date. In lieu of the delivery of a replacement certificate following the Redemption Payment Date, the Corporation or the Transfer Agent, if any, upon delivery of the evidence and indemnity described above, shall deliver the Redemption Amount deliverable pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

18. Book Entry Form.

(a) If at any time Holders of a majority of the Series A Preferred Stock outstanding propose to sell all or a portion of their shares, and the Corporation shall have appointed a Transfer Agent, the Series A Preferred Stock may be issued in global form (“Global Preferred Shares”) eligible for book-entry settlement with a depositary (a “Depositary”), represented by one or more stock certificates in global form registered in the name of a Depositary or a nominee of a Depositary bearing an appropriate form of global securities legend. The aggregate number of Series A Preferred Stock represented by each stock certificate representing Global Preferred Shares may from time to time be increased or decreased by a notation by the Registrar and Transfer Agent on Schedule I attached to the stock certificate.

(b) Members of, or participants in, the Depositary (“Agent Members”), if any, shall have no rights under these Articles of Amendment, with respect to any Global Preferred Shares, and the Depositary shall be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of the Series A Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Series A Preferred Stock. The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series A Preferred Stock or the Amended and Restated Articles of Incorporation.

(c) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(d) If the then current Depositary is at any time unwilling or unable to continue as Depositary for the Global Preferred Shares or Depository Trust Corporation ceases to be registered as a “clearing agency” under the Exchange Act, and in either case a successor Depositary is not appointed by the Corporation within 90 days, the Corporation shall issue certificated shares in exchange for the Global Preferred Shares or otherwise provide for alternate book-entry arrangements with respect to the Series A Preferred Stock. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates, in substantially the form attached hereto as Exhibit A, representing an equal aggregate Stated Value or otherwise exchanged pursuant to such alternate book-entry arrangements providing for beneficial interests of an equal aggregate Stated Value. If definitive stock certificates are issued pursuant to this Paragraph 18(d), such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by Depository Trust Company in a written instrument to the Transfer Agent.

SECTION II. COMMON STOCK

This Section II sets forth the powers, preferences and rights and the qualifications, limitations or restrictions in respect to the Common Stock of the Corporation.

1. Equal Rights. Each share of common stock issued or to be issued under the provisions of this Article Five shall be equal in all respects one with the other, and no dividend shall be paid on any shares of common stock unless the same dividend is paid on all shares of common stock outstanding at the time of such payment, and there shall be no distinction or difference between any share of common stock, or any rights appertaining thereto, and any other share of common stock.

2. Other Rights. Except for and subject to those rights expressly granted in Section I of this Article Five to the Holders of the Series A Preferred Stock or any other series of Preferred Stock created pursuant to Section I of this Article Five, or except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of the common stock shall have exclusively all other rights of stockholders including but not by way of limitation: (a) exclusive voting power for all purposes and exclusive rights to all notices of meetings or of any action to be taken by the Corporation or by its stockholders, (b) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (c) in the event of any distribution of assets upon liquidation, dissolution or winding up of the corporation or otherwise, the right to receive ratably and equally all of the assets and funds of the Corporation remaining after the payment to the holders of other classes of stock of the Corporation of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as hereinbefore provided in Section I of this Article Five.

3. Issuance of Common Stock. The common stock shall be issued from time to time and at such time and in such manner and for such consideration, whether in cash or property or otherwise, as the Board of Directors shall in their absolute discretion by a duly adopted resolution provide.

SECTION III. CERTIFICATES

Shares of the Corporation may be certificated or uncertificated, as provided under the laws of the Commonwealth of Pennsylvania, and, except as provided in Section I, Paragraph 16(b) of this Article Five, shall not be interpreted to limit the authority of the Board of Directors to issue any or all classes or series of shares of the Corporation, or any party thereof, without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the Bylaws of the Corporation. In the case of shares issued without certificates, the Corporation will, or will cause its transfer agent, if any, to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the Bylaws of the Corporation, by these Amended and Restated Articles of Incorporation, or otherwise by applicable law or regulation. At least annually thereafter, the Corporation shall, or shall cause its transfer agent, if any, to, provide its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.

ARTICLE SIX: To the fullest extent that laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination of limitation of the liability of directors, no Director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a Director. This Article Six shall not apply to any action filed prior to January 27, 1987, nor to any breach of performance of duty or any failure of performance of duty by any Director occurring prior to January 27, 1987. The provisions of this Article Six shall be deemed to be a contract with each Director of the Corporation who serves as such at any time while such provisions are in effect, and each such Director shall be deemed to be serving as such in reliance on the provisions of this Article Six. This Article Six shall not be amended, altered or repealed without the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote on the matter voting together as one class. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alteration or repeal of this Article Six which has the effect of increasing Director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a Director prior thereto.

ARTICLE SEVEN: Except as prohibited by law, the Corporation may indemnify any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent (each an “Indemnitee”) of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved in any manner, as a party, witness or otherwise, or is threatened to be made so involved, by reason of such person being or having been a director, officer, employee or agent of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim action, suit or proceeding hereinafter being referred to as “Action”) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts or indemnification between the corporation and its directors, officers or employees), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amount as may be necessary to effect such indemnification. This Article Seven shall apply to any action taken, or any failure to take any action, on or after January 27, 1987. This Article Seven shall not be amended, altered or repealed without the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter voting together as one class. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alteration or repeal of this Article Seven which has the effect of limiting the authority of the Corporation to indemnify persons under this Article Seven shall operate prospectively only and shall not limit in any way any indemnification provided pursuant to this Article Seven with respect to any action taken, or failure to act, occurring prior thereto.

The Corporation may, in its sole discretion, pay the expenses in defending any Action in advance prior to final disposition of such Action, provided the Corporation receives a writing undertaking by or on behalf of the Indemnitee to repay the amount advanced if it should ultimately be determined that the Indemnitee is not entitled for such expenses.

ARTICLE EIGHT: Any action required or permitted to be taken at a meeting of the shareholders or a class of shareholders may be taken without a meeting upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereupon were present and voting.